Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of February 18, 2009 (this "Agreement") is entered into by and between Sino Charter Inc., a Nevada corporation (“Sino Charter”), Qingqing Wu, Yuzhan Zheng and Matthew Hayden.  Each party to this Agreement is referred to herein as a “Party,” and they are referred to collectively as “Parties.”  The share exchange transaction contemplated under the Share Exchange Agreement described below is hereinafter referred to as the “Share Exchange.”

RECITALS

WHEREAS, on February 13, 2009, Peng Xiang Peng Fei Investments Limited, the Peng Xiang Shareholders (as defined in the Share Exchange Agreement), Sino Charter and the Sino Charter Stockholders (as defined in the Share Exchange Agreement) entered into that certain Share Exchange Agreement for Sino Charter to acquire all of the issued equity ownership shares of Peng Xiang from the Peng Xiang Shareholders in exchange for 14,560,000 shares of Sino Charter’s common stock, $0.00001 par value per share (“Common Stock”), and the Peng Xiang Shareholders desired to transfer and contribute all of their equity ownership of Peng Xiang to Sino Charter in exchange for the 14,560,000 shares of Sino Charter’s Common Stock;

WHEREAS, prior to the closing of the Share Exchange, Matthew Hayden was Sino Charter’s sole executive officer and sole director, and that on February 18, 2009, the resignation of the Matthew Hayden as Sino Charter’s sole executive officer and the appointments of Qingqing Wu and Yushan Zheng as Sino Charter’s new executive officers became effective;

WHEREAS, the undersigned Parties contemplated and agreed that Sino Charter’s Annual Report on Form 10-K for the year ended November 30, 2008 (the “Form 10-K”) would be filed on or before February 18, 2009 and prior to Matthew Hayden’s resignation as Sino Charter’s sole executive officer and sole director;

WHEREAS,  the Form 10-K has not been filed as of the date hereof and the undersigned Parties now desire to reach further agreements in connection with the Share Exchange under the terms and conditions set forth herein to extend Matthew Hayden’s service as sole executive officer of Sino Charter in order to accommodate Mr. Hayden’s completion, signing and filing of Form 10-K with the SEC while he is Sino Charter’s sole executive officer and sole director, which filing shall occur no later than February 23, 2009, and his resignation of sole executive officer on either February 23, 2009 or immediately following the filing of the Form 10-K, whichever occurs earlier.

 NOW THEREFORE in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1.           Recitals.  The foregoing recitals are hereby incorporated in and made a part of this Agreement by this reference.

2.           Re-appointment and Resignation of Interim Sole Officer for the Filing of the Form 10-K.  The Parties hereby agree that Matthew Hayden (“Mr. Hayden”) shall be re-appointed by Sino Charter’s board of directors (the “Board”) as Sino Charter’s Chief Executive Officer, President, Chief Financial Officer and Treasurer (collectively “Interim Sole Officer”) for the sole purpose of the completion and filing of the Form 10-K with the SEC and that Mr. Hayden shall subsequently resign as the Interim Sole Officer, under the following terms and conditions:

(a)           The Board shall adopt and approve written resolutions in the form attached hereto as Exhibit A re-appointing Mr. Hayden as Sino Charter’s Interim Sole Officer, effective as of February 18, 2009 and acknowledging that such re-appointment shall only be effective until Mr. Hayden’s resignation, which shall occur on either February 23, 2009 or immediately following the filing of the Form 10-K with the SEC, whichever occurs earlier;

(b)           Mr. Hayden agrees to undertake all necessary steps to immediately complete the Form 10-K, sign the Form 10-K as Sino Charter’s Interim Sole Officer and file the Form 10-K with the SEC no later than February 23, 2009, and he further agrees to resign as Sino Charter’s Interim Sole Officer on either February 23, 2009 or immediately following the filing of the Form 10-K, whichever occurs earlier; and

(c)           Mr. Hayden agrees to provide a new letter of resignation concurrent with the execution of this Agreement and in the form attached hereto as Exhibit B, reflecting his resignation as Sino Charter’s Sole Officer, which resignation shall be effective on either February 23, 2009 or immediately following the filing of the Form 10-K with the SEC, whichever occurs earlier, and confirming he has no claim against Sino Charter in respect of any outstanding renumeration or fees of whatever nature as of the effective date of his resignation.

3.           Resignation and Re-appointment of New Officers after the Filing of the Form 10-K.  The Parties hereby agree that Mr. Qingqing Wu (“Mr. Wu”) and Mr. Yuzhan Zheng (“Mr. Zheng”) shall temporarily resign in connection with Sino Charter’s Form 10-K filing and shall subsequently be re-appointed as Sino Charter’s executive officers and/or director under the following terms and conditions:

(a)           Mr. Wu, by signing hereto, agrees to resign as Sino Charter’s Chief Executive Officer, Chief Operating Officer, President and Chairman of the Board effective February 18, 2009 and further agrees and acknowledges that he shall be re-appointed as Sino Charter’s Chief Executive Officer, Chief Operating Officer, President, Secretary and Chairman of the Board on either February 23, 2009 or immediately following the filing of the Form 10-K with the SEC, whichever occurs earlier;

(b)           Mr. Zheng, by signing hereto, agrees to resign as Sino Charter’s Chief Financial Officer and Treasurer, effective on February 18, 2009, and further agrees and acknowledges that he shall be re-appointed as Sino Charter’s Chief Financial Officer and Treasurer either on February 23, 2009 or immediately following the filing of the Form 10-K with the SEC, whichever is earlier; and

(c)           The Board shall adopt and approve written resolutions in the form attached hereto as Exhibit A concurrent with the execution of this Agreement accepting the temporary resignations of Mr. Wu as Sino Charter’s Chief Executive Officer, Chief Operating Officer, President, Secretary and Chairman of the Board, and Mr. Zheng as Sino Charter’s Chief Financial Officer and Treasurer effective February 18, 2009, and also re-appointing each of them to those same respective executive offices, effective on either February 23, 2009 or immediately following the filing of the Form 10-K with the SEC, which occurs earlier.

4.           Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the Party to whom the same is so delivered, sent or mailed at addresses and contact information set forth on the signature pages hereof (or at such other address for a Party as shall be specified by like notice).  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given.

5.           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

6.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties shall negotiate in good faith to modify this Agreement to preserve each Party’s anticipated benefits under this Agreement.

7.           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the Parties hereto.

8.           Separate Counsel. Each Party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any Party hereto has acted or is acting as counsel to any other Party hereto in connection with this Agreement.

9.           Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Los Angeles.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles, County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either Party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

10.           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other Party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

11.           Amendment.  No provision of this Agreement may be modified, supplemented or amended, nor may any obligations hereunder be waived, except in a written instrument signed, in the case of an amendment, modification or supplement, by each of Parties or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought.

12.           Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto.

13.           Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

14.           Expenses. The Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement to the Share Exchange Agreement to be duly executed as of the date first written above.

SINO CHARTER INC.

By: ________________________________
Qingqing Wu, Chief Executive Officer

QINGQING WU

Qingqing Wu, Individually and as Chief Executive Officer, President and Chairman of the Board of Sino Charter Inc.

YUSHAN ZHENG

Yushan Zheng, Individually and as Chief Financial Officer and Treasurer of Sino Charter Inc.

MATTHEW HAYDEN

Matthew Hayden, Individually and as Director and Interim Sole Officer